UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ________________

                                  FORM 8-A/A
                                AMENDMENT NO. 2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                             HARTMARX CORPORATION
            (Exact name of registrant as specified in its charter)


              Delaware                                   36-3217140
(State of Incorporation or Organization)   (I.R.S. Employer Identification no.)


           101 North Wacker Drive
              Chicago, Illinois                                       60606
  (Address of Principal Executive Offices)                          (Zip Code)

                               ________________


If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box.  [ X ]                                box.  [   ]

Securities to be registered pursuant to Section 12(b) of the Act:


          Title of Each Class                   Name of Each Exchange on Which
          to be so Registered                   Each Class is to be Registered
          -------------------                   ------------------------------
    Preferred Stock Purchase Rights                 New York Stock Exchange
                                                    Chicago Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item  1. Description of Registrant's Securities to Be Registered.

         This Amendment No. 2 amends the Registration Statement on Form 8-A, dated January 23, 1996 (the "Original Registration Statement") as amended and restated by the Registration Statement on Form 8-A/A, dated January May 2, 2000 (the "Amended Registration Statement," and together with the Original Registration Statement, the "Registration Statement"). The Registration Statement was filed by Hartmarx Corporation (the "Registrant") with respect to the rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 13, 2000, by and between the Registrant and EquiServe Trust Company, N.A., as rights agent, as amended (the "Rights Agreement"). The Amended Registration Statement is incorporated herein by reference.

         On September 25, 2003, the Board of Directors of the Registrant approved the Second Amendment to the Amended and Restated Rights Agreement, dated as of September 25, 2003, by and between the Registrant and the Rights Agent (the "Amendment"). The Amendment is filed as Exhibit 3 to this Registration Statement.

         The Amendment amended the Rights Agreement to provide that the Rights expire at the earliest of (i) the close of business on January 31, 2006, (ii) the time at which the Rights are redeemed in accordance with the terms of the Rights Agreement or (iii) the close of business on the first Trading Day (as defined in the Rights Agreement) after the closing price of the Common Stock (as defined in the Rights Agreement) as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the shares of Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading exceeded the Book Value per Share (as defined below) for 60 consecutive calendar days. The term "Book Value per Share" means on any date the total shareholders' equity of the Company as reported in the Company's most recent periodic report filed with the United States Securities and Exchange Commission divided by the total number of shares of Common Stock issued and outstanding stated in such report.

         The foregoing summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits to this Registration Statement which are incorporated herein by reference.

Item 2.  Exhibits.

1. Amended and Restated Rights Agreement, dated as of April 13, 2000, by and between the Registrant and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock and as Exhibit B the form of Rights Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's Form 8-A/A filed May 2, 2000).

2. First Amendment to Amended and Restated Rights Agreement dated as of December 6, 2001 between the Registrant and First Chicago Trust Company of New York, as Rights Agent (incorporated herein by reference to Exhibit 4-A-1 to the Registrant's Annual Report on Form 10-K for the year ended November 30, 2001).

3. Second Amendment to Amended and Restated Rights Agreement, dated as of September 25, 2003, by and between the Registrant and EquiServe Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed October 2, 2003).

                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            HARTMARX CORPORATION


                                            By:  /s/ Taras R. Proczko
                                                 ---------------------------
                                                     Taras R. Proczko
                                                     Senior Vice President
Date: October 2, 2003